                                Exhibit 99.1

                     TECHNOLOGY RESEARCH CORPORATION
                ANNOUNCES RESULTS FOR FIRST FISCAL QUARTER

CLEARWATER, FLORIDA, August 1, 2005 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI),
today announced revenues and earnings for its first fiscal quarter ended June 30, 2005. Revenues were $10,576,750, compared to $7,130,944 for the same quarter last year, an increase of 48%. Net income for the current quarter was
$292,835, compared to $673,670 for the same quarter last year, a decrease of 57%. Basic and diluted earnings for the current quarter were $.05 per share, compared to basic earnings of $.12 per share and diluted earnings of $.11 per share for the same quarter last year.

Jerry Kendall, President and CEO commented, “We had a good start to our 2006 fiscal year with 7.9% growth in our core commercial business and additional revenues of $3.85 million which were generated by the seasonal room air conditioner (“RAC”) market, a market which was not present a year ago. While we accomplished excellent revenue growth, the additional revenues did not generate a higher level of net income. Product mix plus higher than anticipated costs were the major factors that impacted the bottom line.”  Kendall added, “In looking forward to the remaining three quarters of fiscal 2006, the Company will continue to pursue revenue growth while making the necessary changes to improve net income.”

Commercial revenues for the quarter ended June 30, 2005 increased $4,153,440, compared to the same quarter in the prior year, and military revenues decreased $655,003. Royalty income decreased $52,631. The increase in commercial revenues was primarily attributed to RAC product shipments, and to a lesser extent product expansion into retail stores.
The Company expects continued growth in its commercial revenues in fiscal 2006 with seasonal low revenues expected in its second quarter ending September 30, 2005. The decrease in military revenues resulted from a delay in certain follow-on releases of existing contracts for control devices related to the Tactical Quiet Generator (“TQG”) programs.
In addition, certain direct military orders could not be placed until June, when the Department of Defense released supplemental spending for its fiscal 2005 year. The Company expects military sales in fiscal 2006 to remain comparable to fiscal 2005. Royalties decreased as the result of a minimum royalty payment during the prior year’s quarter by Applica,
Inc. in the amount of $50,000 which did not occur in the current quarter. The Company does not expect to record any significant royalties in fiscal 2006.

The first quarter dividend of $.015 per share was paid on July 22, 2005 to shareholders of record on June 30, 2005.  The
Company’s annual dividend is $.06 per share.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform
Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should,"
"expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

                        TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                          CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                    (unaudited)

                                                      Three-months ended
                                                 June 30      June 30    March 31
                                                2005       2004     2005

Operating revenues:
    Commercial                                                                                           $ 7,927,421    3,773,981    12,191,321
    Military                                        2,649,329    3,304,332      3,255,177
    Royalties                                                                                                              -              52,631                 81,583
                                                10,576,750   7,130,944     15,528,081
Operating expenses:
    Cost of sales                                       8,283,552   4,509,416     12,530,375
    Selling, general, and administrative                          1,375,076   1,156,798      1,484,891
    Research, development and engineering                       487,404      466,471        501,059
                                                10,146,032    6,132,685    14,516,325
        Operating income                               430,718      998,259     1,011,756
Interest and sundry income                                     (40,271)         7,220        (37,188)
    Income before income taxes                              390,447     1,005,479       974,568
Income taxes                                              97,612       331,809        116,687
    Net income                                     $    292,835       673,670        857,881
                                                =======        =======         =======
Net income per common share:
    Basic                                                                                                   $           .05                   .12                     .15
    Diluted                                                                                                 $           .05                   .11                     .15

Weighted average number of common shares outstanding:
    Basic                                                                                                       5,774,375          5,745,850           5,762,563
    Diluted                                                                                                     5,841,212          5,977,941           5,891,856

Dividends paid                                                                                               $          .015                  .015                   .015

                TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (unaudited)
                                                                                                                                                    *
                                                June 30     March 31
        ASSETS                                    2005       2005
Current assets:
    Cash and cash equivalents                                                                $      284,553        815,411
    Short-term investments                                                                            489,634         487,072
    Accounts receivable, net                                                                      10,196,725    13,114,548
    Inventories                                                                                          11,978,912    11,460,302
    Prepaid expenses and other current assets                                                398,492         514,922
    Deferred income taxes                                                                            488,413         488,413
        Total current assets                                                                   23,836,729    26,880,668

Property, plant and equipment                                                                        13,828,650    13,560,106
    Less accumulated depreciation                                                              8,405,118      8,089,950
        Net property, plant and equipment                                                5,423,532      5,470,156

Other assets                                                                                                       71,738          96,004
                                                                                                                 $ 29,331,999    32,446,828
                                                                                                                    =======         =======
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Short-term debt                                                                                $  2,660,200      3,000,000
    Trade accounts payable                                                                        5,341,900      7,970,920
    Accrued expenses                                                                                1,076,296      1,327,944
    Dividends payable                                                                                   100,224              100,175
    Income taxes payable                                                                                 9,851         112,239
Total current liabilities                                                                                     9,188,471    12,511,278
Long-term debt                                                                                              2,350,000      2,350,000
Deferred income taxes                                                                                      378,143        378,143
Total liabilities                                                                                               11,916,614    15,239,421
Stockholders' equity:
    Common stock                                                                                     2,956,151      2,955,641
    Additional paid-in capital                                                                       8,484,493      8,483,237
    Retained earnings                                                                                 6,014,886      5,808,674
    Treasury stock, 21,500 shares at cost                                                        (40,145)       (40,145)
        Total stockholders' equity                                                          17,415,385    17,207,407
                                                                                                                 $ 29,331,999    32,446,828
                                                                                                                    =======         =======

*  The condensed consolidated balance sheet is derived from the Companys audited balance sheet as of that date.

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